Exhibit 99.(p)(8)

City of London Investment Management Company Limited Code of Ethics As of 1 April 2024

1. Scope	This Code of Ethics (the “Code”) covers City of London Investment Management Company Limited, including all its subsidiary and associated companies, together, known as the “Firm” and is applicable to all Access Persons regardless of jurisdiction. This Code applies from the above date and will apply unless and until amended.

For the purpose of the Code, the “Firm” is used to represent the following entities:

➢	City of London Investment Management Company Limited (“CLIM”) (registered in England and Wales No. 2851236), is authorized and regulated in the UK by the Financial Conduct Authority (FCA) and registered as an Investment Advisor in the US with the Securities and Exchange Commission (SEC).

➢	City of London Investment Management (Singapore) Pte. Ltd (“CLIM Singapore”) (No 200709045R) is registered with the Monetary Authority of Singapore (MAS) and holds a Capital Markets Services Licence for Fund Management.

➢	City of London US Services Limited (“CLUSS”) (registered in England and Wales No. 03457954).

The Code has been designed to comply with the following regulatory rules and guidance:

UK Financial Conduct Authority Handbook

•	Principle 1 – Integrity
•	Principle 3 – Management & Control
•	Principle 6 – Customers’ Interests
•	Principle 8 – Conflicts of Interest
•	COBS 2.3 – Inducements
•	COBS 11.7 – Personal Dealing

US Securities and Exchange Rule

•	Rule 204A-1 of the Investment Advisers Act of 1940

Monetary Authority of Singapore

•	Guidelines on Licensing, Registration & Conduct of Business for FMCs
•	Regulation 4 under Securities and Futures Act (Cap. 289)
•	IMAS Standards of Professional Conduct

The content of this Policy is proprietary and confidential and should not be reproduced or distributed without the prior written consent of the Firm. Nothing herein shall restrict the ability of an employee to contact a regulator or other authority in accordance with the Firm's Whistleblowing Policy.

City of London Investment Management Company Limited Code of Ethics As of 1 April 2024

CFA Institute

The Firm is a signatory to the CFA’s Asset Manager Code of Professional Conduct. The current recommendations and guidance to the CFA’s Asset Manager Code of Professional Conduct is the second edition reprinted June 2012, which is available via the following link. https://www.cfainstitute.org/ethics/codes/assetmanager/Pages/index.aspx. CLIM claims compliance with the CFA Institute Asset Manager Code. This claim has not been verified by the CFA Institute.

2. Table of Contents	1.	Scope	Page 1
	2.	Table of Contents	Page 2
	3.	Statement of Policy	Page 2
	4.	Responsibilities	Page 3
	5.	Definitions	Page 3
	6.	Background	Page 3
	7.	Standards of Conduct	Page 3
	8.	Foreign Corrupt Practices Act (US)	Page 5
	9.	UK Bribery Act	Page 5
	10.	Conflicts of Interest	Page 7
	11.	Insider Dealing	Page 7
	12.	Confidentiality	Page 7
	13.	Personal Securities Account Dealing	Page 7
	14.	Gifts and Hospitality	Page 15
	15.	Political Contributions and Charitable Gifts	Page 19
	16.	Outside Business Interests	Page 20
	17.	Authorized Signatories	Page 21
	18.	Signatures	Page 21
	19.	Recordkeeping	Page 21
	20.	Sanctions	Page 22
	21.	Detection and Reporting of Code Violations	Page 22
	22.	Policy Owner	Page 23
	23.	Version Control Table	Page 23

3. Statement of Policy	This Code of Ethics sets out the standards of business conduct expected of Access Persons and their requirements to comply with the various rules and regulations that apply to the Firm and its subsidiaries in a number of jurisdictions globally.

This Code of Ethics may be provided to clients, investors or prospective clients and investors as well as other external parties, subject to prior approval from Compliance.

The content of this Policy is proprietary and confidential and should not be reproduced or distributed without the prior written consent of the Firm. Nothing herein shall restrict the ability of an employee to contact a regulator or other authority in accordance with the Firm's Whistleblowing Policy.

City of London Investment Management Company Limited Code of Ethics As of 1 April 2024

4. Responsibilities	The CLIM Board is responsible for the Initial Approval of this Code. Any changes / amendments to this Code will be made in accordance with the Approval of Policies section in the Policy for Policies.

5. Definitions	“Access Person”: means any employee of the Firm, including part-time employees, consultants, and interns (paid or unpaid) with access to a Firm server or working on-site at a Firm office for more than 5 days.

“Compliance”: refers to any member of the Firm’s Compliance department or the department as a whole.

“Immediate Family Member”: means any relative by blood or marriage, or any other individual, living in an Access Person’s household subject to the Access Person’s financial support (spouse, minor children, parent, domestic partner, etc.).

6. Background	The SEC requires all Registered Investment Advisers to maintain a Code of Ethics under Rule 204A-1 of the Investment Advisers Act of 1940. In addition, the FCA requires firms to maintain policies that are proportionate to the size and nature of their business, including but not limited to: Personal Securities Account Dealing, Gifts & Hospitality, Conflicts of Interest, and Outside Business Interests among others. Furthermore the MAS requires firms to establish Personal Securities Account Dealing policies and procedures in accordance with its rules and guidelines.

7. Standards of Conduct	The Firm has a fiduciary duty to clients that requires all Access Persons to act solely for the benefit of those clients. All Access Persons are expected to adhere to the highest standard of professional and ethical conduct. Access Persons should be aware of situations that may give rise to an actual or perceived conflict with CLIM’s clients’ interests, or have the potential to damage the Firm’s reputation.

Fiduciary duty - this term should not be misunderstood: put simply this is the obligation to at all times place the client’s interests first and to eliminate or mitigate any conflicts of interest. As fiduciaries, investment advisers such as the Firm have an affirmative duty to act in the best interests of their clients and to make full and fair disclosure to clients regarding conflicts of interest.

This Code of Ethics is designed to:

•	Protect CLIM’s clients by deterring misconduct;
•	Guard against violation of the securities laws;
•	Educate Access Persons regarding the Firm’s expectations and the laws governing their conduct;

The content of this Policy is proprietary and confidential and should not be reproduced or distributed without the prior written consent of the Firm. Nothing herein shall restrict the ability of an employee to contact a regulator or other authority in accordance with the Firm's Whistleblowing Policy.

City of London Investment Management Company Limited Code of Ethics As of 1 April 2024

•	Remind Access Persons that they are in a position of trust and must act with complete propriety at all times;
•	Protect the reputation of the Firm; and
•	Establish procedures for Access Persons to follow so that the Firm may determine whether Access Persons are complying with its ethical principles.

The Code is based upon the principle that Access Persons of the Firm owe a fiduciary duty to the clients of the Firm to conduct their affairs, including personal securities transactions among others, in such a manner as to avoid (i) serving their own personal interests ahead of clients; (ii) taking inappropriate advantage of their position with the Firm; and (iii) engaging in any actual or potential conflicts of interest or any abuse of their position of trust and responsibility. This fiduciary duty includes the duty of Compliance to report material violations of the Code to the Firm’s Board of Directors and the Board of Directors of any U.S. registered investment company for which CLIM itself acts as adviser or sub-adviser.

The Code aims to meet, and all Access Persons are required to comply with, the requirements of United Kingdom regulatory expectations as set out in the Rules and Guidance of the FCA, the requirements of United States federal securities laws, the requirements of the MAS, as well as international financial services best practices.

Strict compliance with the provisions of this Code shall be considered a basic condition of employment with the Firm. It is important that Access Persons understand the reasons for compliance with this Code. The Firm’s reputation of fair and honest dealing with its clients and the investment community in general, has taken considerable time to build. This standing could be seriously damaged as the result of even a single security transaction considered questionable in light of the fiduciary duty owed to our clients. Access Persons are urged to seek the advice from Compliance for any questions as to the application of this Code to their individual circumstances. Access Persons should also understand that a material breach of the provisions of this Code may constitute grounds for disciplinary action and/or termination of employment with the Firm and may be reportable to any or all of the regulators as described previously.

Access Persons are expected to respond truthfully and accurately to all requests for information. With general exceptions as outlined below, any reports, statements or confirmations described herein and submitted or created under this Code will be treated as confidential to the extent possible.

Access Persons should be aware that copies of such reports, statements or confirmations, or summaries of each, may be provided to certain managers or Directors of the Firm, to

The content of this Policy is proprietary and confidential and should not be reproduced or distributed without the prior written consent of the Firm. Nothing herein shall restrict the ability of an employee to contact a regulator or other authority in accordance with the Firm's Whistleblowing Policy.

City of London Investment Management Company Limited Code of Ethics As of 1 April 2024

compliance personnel and the Board of Directors of any registered investment company client, outside counsel, and/or regulatory authorities upon appropriate request.

8. Foreign Corrupt Practices Act (US)

The Foreign Corrupt Practices Act (FCPA) contains anti-bribery provisions that prohibit any corrupt payments to non-US government officials. These payments can be in the form of cash, gifts, entertainment, travel expenses, charitable contributions, etc. and would be for the purpose of gaining improper advantage or influence over that official.

Interactions with non-US government officials could take place in various contexts; staff should have regard to clients or prospective clients who are government officials, or clients or prospective clients who are government owned or controlled. Institutional clients or prospects which are central banks, sovereign wealth funds or government pension funds are clear examples where FCPA issues might arise and staff awareness should be heightened.

Gifts and hospitality, or other expenses which are reasonable and directly related to bona fide business purposes, are not offenses under the FCPA; however, in such cases recordkeeping must be clear and unambiguous.

Before any planned contact with non-US government officials, staff must advise senior management and Compliance. Any concerns that staff might have that a breach of the FCPA might have occurred should be immediately communicated to the CEO and Compliance.

Further information is contained within the CLIM Anti-Bribery & -Corruption Policy and Procedures document which is available to all staff via the Firm’s intranet.

9. UK Bribery Act	During 2011, the UK Bribery Act 2010 (the “Act”) became effective in the UK. The Act created four new criminal offences in relation to bribery and corruption, namely:
•	an offence of bribing another person;
•	an offence of being bribed;
•	an offence of bribing a foreign official; and
•	a strict liability offence where a commercial organization fails to prevent bribery.

Bribing another person: this offence is committed if a person offers, promises or gives a financial or other advantage to another person either:

•	with the intention of inducing that person to, or rewarding that person for, performing a relevant function or activity improperly; or

The content of this Policy is proprietary and confidential and should not be reproduced or distributed without the prior written consent of the Firm. Nothing herein shall restrict the ability of an employee to contact a regulator or other authority in accordance with the Firm's Whistleblowing Policy.

City of London Investment Management Company Limited Code of Ethics As of 1 April 2024

•	knowing that the acceptance of the advantage would itself constitute the improper performance of a relevant function or activity.

Bribing a foreign public official: this offence is committed where a person offers, promises or gives a financial or other advantage to another with the intention of influencing that person in their capacity as a Foreign Public Official (“FPO”) in order to obtain business or an advantage in the conduct of business. An FPO is defined as an individual who:

•	holds a legislative, administration or judicial position of any kind;
•	exercises a public function on behalf of any country or territory outside of the UK, or for any public agency or public enterprise; or
•	is an official or agent of a public international organization.

It is important to note the difference in offence between bribing another person and bribing an FPO in that the offence of bribing an FPO does not require proof of improper performance or an intention to induce improper performance.

Impact on gifts and hospitality: the Act and its related Guidance recognizes that both hospitality and promotional expenditure are established and important parts of doing business, and states that the UK government will not seek to use the Act to prohibit “reasonable and proportionate” hospitality and promotional or other similar business expenditure. Nevertheless, the Guidance notes that “hospitality and promotional or other similar expenditure can be employed as bribes.” The Guidance considers that an invitation to a sporting event, for example, “as part of a public relations exercise designed to cement good relations or enhance knowledge in the organization’s field is extremely unlikely to amount to an offence.” That said more lavish hospitality or expenditure is far more likely to raise concerns.

Where an FPO is involved, an offence does not require any actual proof of impropriety. Accordingly, Access Persons should proceed with extreme caution in all of their dealings with FPOs, including, for example, sovereign wealth funds.

The key is being comfortable that whatever hospitality or entertainment is provided, it must not be intended to induce a person to breach a duty to act in good faith, impartially or in conformance with a position of trust (but do not forget the lower threshold that applies when dealing with FPOs).

Facilitation payments: defined as “small bribes paid to facilitate routine Government action.” Often seen as a common feature of doing business in some countries, such payments are not exempt from the Act (in contrast with, for example, the US FCPA).

The content of this Policy is proprietary and confidential and should not be reproduced or distributed without the prior written consent of the Firm. Nothing herein shall restrict the ability of an employee to contact a regulator or other authority in accordance with the Firm's Whistleblowing Policy.

City of London Investment Management Company Limited Code of Ethics As of 1 April 2024

Access Persons must not make any facilitation payments even if such payments are common occurrences.

Due to the extra-territorial provisions of the Act, all Access Persons should be aware of their obligations and requirements under the Act, regardless of which office they work in. Further information is contained within the CLIM Anti-Bribery & -Corruption Policy and Procedures document which is available to all staff via the Firm’s intranet.

10. Conflicts of Interest	As a fiduciary, the Firm has an affirmative duty of care, loyalty, honesty and good faith to act in the best interests of its clients. Compliance with this duty can be achieved by trying to avoid conflicts of interest and by fully disclosing all material facts concerning any conflict that does arise with respect to any client. In addition, the Firm imposes a higher standard by providing that Access Persons must try to avoid situations that have even the appearance of conflict or impropriety. The Firm operates a separate Conflicts of Interest Policy that applies to all staff globally and which is available to all staff via the Firm’s intranet.

11. Insider Dealing	The Firm forbids any Access Person from trading, either personally or on behalf of others, on material nonpublic information or communicating material nonpublic information to others in violation of any law or regulation. This conduct is frequently referred to as “insider dealing” or “insider trading.” The Firm operates a separate Market Abuse Prevention Policy and Procedures document that applies to all staff globally and which is available to all staff via the Firm’s intranet.

12. Confidentiality	Confidentiality is a cornerstone of our duties to our clients and to our colleagues. Any information acquired in connection with employment by the Firm, including information regarding actual or potential investment decisions, portfolio/fund composition, research, Firm activities, or client interests, is confidential and may not be used in any way that might be contrary to or conflict with, the interests of our clients, or the Firm. Additionally, certain clients may specifically require that their relationship with the Firm be treated confidentially, and Access Persons are reminded to be sensitive to this.

13. Personal Securities Account Dealing

The Firm understands that it is appropriate for Access Persons and their immediate family members to participate in the public securities markets as part of their overall personal investment programs. As in other areas, however this should be done in a way that limits potential conflicts with the interests of any Firm client or the Firm. Access Persons are reminded that Personal Securities Account Dealing is a privilege, not a right. Personal Securities Account Dealing must not unduly impinge on an Access Person’s work for, and obligations to, the Firm.

The content of this Policy is proprietary and confidential and should not be reproduced or distributed without the prior written consent of the Firm. Nothing herein shall restrict the ability of an employee to contact a regulator or other authority in accordance with the Firm's Whistleblowing Policy.

City of London Investment Management Company Limited Code of Ethics As of 1 April 2024

Definitions

“Beneficial Owner”: An Access Person is deemed to have a Beneficial Owner with respect to securities held in accounts over which the Access Person has direct or indirect influence or control. Beneficial Owner shall be interpreted in accordance with Section 16a-1(a)(2) of the Securities Exchange Act of 1934 and rules and interpretations thereunder.1

“Covered Security”: Common and Preferred Shares of equity securities; corporate bonds; notes; convertibles; depository receipts (e.g. ADRs, EDRs and GDRs); futures contracts (see exclusions below); limited partnership and limited liability company interests, private investment funds, venture capital trusts (“VCTs”) hedge funds, and investment clubs; subscription shares; participation in initial public offerings (“IPOs”, see details below); options or warrants to purchase or sell securities; and open-end funds that are advised or sub-advised by the Firm.

The following are specifically excluded from the definition of Covered Security above:

•	Direct obligations of any government, state or territory or its agencies, instrumentalities, municipalities and political subdivisions;

•	Bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt obligations, including repurchase agreements;

•	Shares issued by money market funds;

•	Shares of open-end mutual funds or equivalent funds that are not advised or sub-advised by CLIM;

•	Exchange Traded Funds;

•	Cryptoassets; and

1 Other than for purposes of determining whether a person is a beneficial owner of more than ten percent of any class of equity securities registered under Section 12 of the Act, the term beneficial owner shall mean any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the equity securities, subject to the following:

(i) The term pecuniary interest in any class of equity securities shall mean the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities.

(ii) The term indirect pecuniary interest in any class of equity securities shall include, but not be limited to:

(A) Securities held by members of a person's immediate family sharing the same household; provided, however, that the presumption of such beneficial ownership may be rebutted; see also § 240.16a-1(a)(4);

(B) A general partner's proportionate interest in the portfolio securities held by a general or limited partnership. The general partner's proportionate interest, as evidenced by the partnership agreement in effect at the time of the transaction and the partnership's most recent financial statements, shall be the greater of:

(1) The general partner's share of the partnership's profits, including profits attributed to any limited partnership interests held by the general partner and any other interests in profits that arise from the purchase and sale of the partnership's portfolio securities; or

(2) The general partner's share of the partnership capital account, including the share attributable to any limited partnership interest held by the general partner.

(C) A performance-related fee, other than an asset-based fee, received by any broker, dealer, bank, insurance company, investment company, investment adviser, investment manager, trustee or person or entity performing a similar function; provided, however, that no pecuniary interest shall be present where:

(1) The performance-related fee, regardless of when payable, is calculated based upon net capital gains and/or net capital appreciation generated from the portfolio or from the fiduciary's overall performance over a period of one year or more; and

(2) Equity securities of the issuer do not account for more than ten percent of the market value of the portfolio. A right to a nonperformance-related fee alone shall not represent a pecuniary interest in the securities;

(D) A person's right to dividends that is separated or separable from the underlying securities. Otherwise, a right to dividends alone shall not represent a pecuniary interest in the securities;

(E) A person's interest in securities held by a trust, as specified in § 240.16a-8(b); and

(F) A person's right to acquire equity securities through the exercise or conversion of any derivative security, whether or not presently exercisable.

The content of this Policy is proprietary and confidential and should not be reproduced or distributed without the prior written consent of the Firm. Nothing herein shall restrict the ability of an employee to contact a regulator or other authority in accordance with the Firm's Whistleblowing Policy.

City of London Investment Management Company Limited Code of Ethics As of 1 April 2024

•	Broad-based stock index futures and options on such futures.

“ETF”: Exchange-Traded Fund.

“Immediate Family Member”: the spouse/domestic partner of an Access Person; any child (by birth or adoption) of an Access Person under the age of 21, residing with the Access Person; and any other person residing in the same household with the Access Person to whose financial support the Access Person makes a significant contribution.

“Personal Securities Account”: means any securities and futures account of an Access Person in which the Access Person has a direct or indirect pecuniary interest and which account can hold Reportable Securities. An account established for the benefit of the following will be presumed to be a Personal Securities Account unless the Access Person and Compliance agree otherwise in writing: (1) an Access Person; (2) an Immediate Family Member of the Access Person.

“Prohibited Security”: any transactions in shares of holding companies, closed-end funds and listed real estate investment trusts (REITs) within CLIM’s investment universe are strictly prohibited.

For the avoidance of doubt, should an Access Person join CLIM with an existing position(s) in a Prohibited Security, they are permitted to maintain such position(s) without violating this Code but are prohibited from purchasing additional equity of the position(s).

“Reportable Security”: a Covered Security and/or an ETF as defined herein.

“Transaction”: for the purposes of the Code means any purchase or sale.

Pre-Clearance

Transactions in a Covered Security must be “pre-cleared” with Compliance prior to being executed. The Personal Securities Transactions (“PST”) Pre-Clearance Form is available on the Firm’s intranet site. Once the relevant information is completed, the form should be submitted to Compliance@citlon.co.uk. The PST Pre-Clearance Form is checked against the Firm’s Insider and Restricted Lists on Charles River as well as transactions in process or contemplated for any account managed by the Firm. Compliance will advise by return email whether the request has been approved or denied.

Pre-Clearance approval is effective until the close of trading on the second business day after you receive approval (at least two full business days, T+2), regardless of the market/office in which the Access Person resides.

The content of this Policy is proprietary and confidential and should not be reproduced or distributed without the prior written consent of the Firm. Nothing herein shall restrict the ability of an employee to contact a regulator or other authority in accordance with the Firm's Whistleblowing Policy.

City of London Investment Management Company Limited Code of Ethics As of 1 April 2024

Once the transaction is executed, the Access Person must send confirmations/contract notes to Compliance (or arrange for them to be sent directly by the broker). This information will then be used to reconcile the trades listed on the Access Person’s next quarterly transaction report. In the case of non-execution of any approved transaction, the Access Person must notify Compliance promptly.

In addition, for those Access Persons based in Singapore and who are registered with the MAS, they will need to enter the executed transaction details into their Form 15 log which is a specific MAS requirement.

Transactions in ETFs do not require “pre-clearance”, however, transactions in ETFs are reportable and must be included on quarterly Code of Ethics reports, as described under “Periodic Reports/Statements/Certifications” below.

Reporting

Access Person Personal Securities Accounts

All Access Persons are required to notify Compliance in writing of any Personal Securities Account (defined above). Notification can be made as follows:

1.	New Hires should utilize the Initial Holdings Report to report any existing Personal Securities Accounts at the time of hire with the Firm.
2.	Any Personal Securities Account established after an Access Person is associated with the Firm should be reported in the next Quarterly Code of Ethics Report.

Broker Confirms and Statements

Access Persons may place transactions with the broker of their choosing. However, the Access Person is required to provide a duplicate confirmation of Transactions in Reportable Securities and any regular statements of a Personal Securities Account to Compliance. The purpose of receiving duplicates is to independently confirm compliance with the Code, especially as it relates to compliance with pre-clearance of trades and reporting.

Periodic Reports/Statements/Certifications

Initial Holdings Report

All Access Persons are required to submit to Compliance an Initial Holdings Report within 10 calendar days of joining the Firm, except for Access Persons based in Singapore, where

The content of this Policy is proprietary and confidential and should not be reproduced or distributed without the prior written consent of the Firm. Nothing herein shall restrict the ability of an employee to contact a regulator or other authority in accordance with the Firm's Whistleblowing Policy.

City of London Investment Management Company Limited Code of Ethics As of 1 April 2024

the requirement is 7 calendar days. This report must contain a full list of all Reportable Securities in which he or she has a direct or indirect Beneficial Interest and a list of Personal Securities Accounts. The report must include the following information:

•	Name and type of security, ticker symbol/CUSIP number, number of units/shares, principal amount;
•	Account holder (Access Person or Immediate Family Member);
•	Name of any broker, dealer or bank with which the Access Person has an account;
•	Account number, name(s) on the account and type of account; and
•	The date the report is submitted. The information disclosed in the report should be current as of a date no more than 45 days prior to the date the person becomes an Access Person.

If the above information is contained on a brokerage statement, the Access Person may attach the statement to the signed Initial Holdings Report.

If the Access Person does not have any Reportable Securities to disclose, then a ‘zero holdings’ report should still be provided to Compliance.

In addition, for those Access Persons based in Singapore and who are registered with the MAS, the same information needs to be included on their individual Form 15 template as required by the MAS.

The Initial Holdings Report and the Form 15 template where applicable, may be included as part of other New Starter forms.

Annual Holdings Report

Each Access Person must also submit to Compliance an Annual Holdings Report, which is an update to the Initial Holdings Report (described above). This report should be current to 31 December of each year. The Annual Holdings Report is part of the Annual Code of Ethics Report distributed by Compliance.

Quarterly Code of Ethics Report

A quarterly record of all Transactions in Reportable Securities must be submitted by each Access Person within 30 calendar days of the end of each calendar quarter.

The content of this Policy is proprietary and confidential and should not be reproduced or distributed without the prior written consent of the Firm. Nothing herein shall restrict the ability of an employee to contact a regulator or other authority in accordance with the Firm's Whistleblowing Policy.

City of London Investment Management Company Limited Code of Ethics As of 1 April 2024

The following information must be provided on the report for each transaction in a Reportable Security:

•	The date of the transaction, issuer and ticker/CUSIP, number of shares, and/or the principal amount of each security involved;
•	Whether the transaction is a purchase, sale or other acquisition or disposition;
•	The transaction price; and
•	The name of the broker, dealer or bank through which the transaction was executed.

If the above information is contained on the Access Person’s brokerage statement, trade confirmation/contract note or other document, the Access Person may attach such document to the Quarterly Code of Ethics Report.

As noted previously, any newly opened Personal Securities Accounts should be disclosed on the Quarterly Code of Ethics Report covering the period in which the account was opened and must include the name of the broker, dealer or bank, account number, name(s) on the account, type of account and date of account opening.

Initial Certification

The Firm provides all new Access Persons with a copy of this Code. The Firm requires all Access Persons to certify in writing that they have: (a) received a copy of the Code; (b) read and understand all provisions of the Code; and (c) agreed to comply with the spirit and letter of the Code. This certification may be included as part of other New Starter forms.

Acknowledgement of Amendments

The Firm will provide Access Persons with any material amendments to the Code and Access Persons will submit a written acknowledgement that they have received, read, and understood the amendments to the Code. The Firm and Compliance will make every attempt to bring important changes to the attention of Access Persons.

Annual Certification

All Access Persons are required to annually certify that they have read, understood, and complied with the Code. Under normal circumstances, this certification will form part of the Quarterly Code of Ethics Report distributed by Compliance.

The content of this Policy is proprietary and confidential and should not be reproduced or distributed without the prior written consent of the Firm. Nothing herein shall restrict the ability of an employee to contact a regulator or other authority in accordance with the Firm's Whistleblowing Policy.

City of London Investment Management Company Limited Code of Ethics As of 1 April 2024

The reports and deadlines described above are an essential part of this Code and are specific regulatory requirements and as such must be strictly adhered to, without exception.

Restrictions

Each Access Person is required to ensure that any Immediate Family Member is complying with the pre-clearance and reporting obligations described above. Non-compliance with the Code by an Immediate Family Member will have the same ramifications on the Access Person as if it were the Access Person who did not comply.

The restrictions set out below are designed to avoid any actual or perceived conflict with clients’ interests. It is intended that Access Persons will comply with the restrictions below in good faith and conduct their Personal Securities Account transactions in keeping with both the letter and spirit of the Code.

Short-term Trading

Access Persons are prohibited from taking a short-term trading profit with respect to transactions in Covered Securities. For the purposes of the Code, the time limit for taking a trading profit is 30 calendar days from the date of purchase (T + 30).

Excessive or Inappropriate Trading

The Firm understands that it is appropriate for Access Persons to participate in the public securities markets as part of their overall personal investment programs. As in other areas, however this should be done in a way that limits potential conflicts with the interests of any Firm client or the Firm. Further, it is important to recognize that otherwise appropriate trading, if excessive (measured in terms of frequency, complexity of trading programs, volume of trades, or other measure as deemed appropriate by Compliance), may compromise the best interests of a client if such excessive trading is conducted during the workday or using Firm resources. Accordingly, if personal trading rises to such dimension as to create an environment that is not consistent with the Code, such Personal Securities Account transactions may not be approved or may be limited by Compliance.

Margin Accounts

Access Persons are prohibited from purchasing shares via the use of margin. Access Persons should not maintain a Margin Account with any broker.

The content of this Policy is proprietary and confidential and should not be reproduced or distributed without the prior written consent of the Firm. Nothing herein shall restrict the ability of an employee to contact a regulator or other authority in accordance with the Firm's Whistleblowing Policy.

City of London Investment Management Company Limited Code of Ethics As of 1 April 2024

Short Sales, Options Transactions, Derivatives, and Spread Betting

The Firm discourages short sales and options transactions. An Access Person may engage in such transactions subject to the pre-clearance requirements; but Access Persons should be aware of the risks of making such investments and comply with the Code at all times. Transactions in derivative instruments shall have the same restrictions as the underlying securities. Spread betting on securities and indices is not encouraged, but where an Access Person wishes to undertake these transactions, pre-clearance must be obtained from Compliance. Spread betting on non-financial items (e.g. election or sporting results) is allowed under the Code, but is not encouraged.

Initial Public Offerings (“IPOs”) and Limited/Private Company (non-listed) Offerings

Access Persons are prohibited from engaging in IPO transactions and from purchasing securities in private enterprises or participating in limited offerings unless prior approval has been obtained from Compliance. Factors affecting approval include the determination that the investment opportunity need not be reserved for clients, and/or that the Access Person is not being offered the opportunity due to his/her employment with the Firm.

Exceptions

Transaction Exemptions

In certain circumstances, Compliance may grant exemptions from the Personal Securities Account transaction restrictions in the Code. The decision will be based on the specific circumstances of the request and that the transaction for which the exemption is requested does not conflict with a client’s interests or violate any other policy, regulation, or law. Other factors considered include, amongst others the size of the holding, the period of time held, capitalization and liquidity, and any other relevant factors.

A request for exemption should be made in writing to Compliance setting out the nature of the request and should include all pertinent facts. Records of the request for and outcome of exemptions will be kept confidential but will be available for regulatory inspection as and when required.

Transactions in City of London Investment Group plc Shares

Transactions in City of London Investment Group plc (CLIG) shares are outside the scope of the Code, however, pre-approval is required per the requirements set out in the CLIG Dealing Code. Please refer to the CFO or a member of the finance team for information on such transactions. For the avoidance of doubt, if an Access Person has a Personal Securities

The content of this Policy is proprietary and confidential and should not be reproduced or distributed without the prior written consent of the Firm. Nothing herein shall restrict the ability of an employee to contact a regulator or other authority in accordance with the Firm's Whistleblowing Policy.

City of London Investment Management Company Limited Code of Ethics As of 1 April 2024

Account that only holds CLIG shares, this account must be included as part of the quarterly and annual reporting requirements.

Exceptions to the Pre-Clearance and 30 Day Holding Requirements

The following transactions are exempt from the Code’s pre-clearance and short-term trading requirements, but are still required to be disclosed on Quarterly Code of Ethics reports:

•	Transactions in any account over which the Access Person has no direct or indirect influence or control including accounts in which the Access Person has granted to a broker, dealer, trust officer or other third party non-Access Person full discretion to execute transactions on behalf of the Access Person without consultation or Access Person input or direction. An example would be Managed Accounts (evidence of the lack of direct or indirect influence or control must be provided);
•	Transactions which are involuntary on the part of the Access Person;
•	Transactions within the Firm’s 401k plan;
•	Transactions which are part of an automatic dividend reinvestment plan;
•	Transactions effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;
•	Transactions in currencies and interest rate instruments or futures or options on them; and
•	Transactions in ETFs.

Compliance will maintain a log of any exceptions granted under the Code.

14. Gifts & Hospitality	It is expected that all Access Persons will exercise good judgment in considering the value, frequency and intent of gifts and hospitality. Normal business entertaining is unlikely to conflict with the regulatory requirements, but if Access Persons have any doubts in this regard, they should consult Compliance before accepting or offering.

In all areas of Gifts & Hospitality, the gifts / offers of hospitality are made to the Firm and not the individual and therefore any gifts / hospitality offered to external parties are by default made on behalf of the Firm and not the individual as it is the Firm’s resources that are being used.

The Firm is happy to sponsor lunches and dinners as long as these are corporate events for the benefit of the Firm. The inclusion of partners/spouses should be discouraged to allow meaningful business discussions to take place and to avoid any confidential information being inadvertently disclosed to ‘outsiders’.

The content of this Policy is proprietary and confidential and should not be reproduced or distributed without the prior written consent of the Firm. Nothing herein shall restrict the ability of an employee to contact a regulator or other authority in accordance with the Firm's Whistleblowing Policy.

City of London Investment Management Company Limited Code of Ethics As of 1 April 2024

Values/limits set out within this section of the Code relate to GBP for the UK office, SGD for the Singapore office and USD for the US office. In addition, values/limits should be calculated per each individual recipient/donor to determine notification and pre-approval requirements.

All approvals must be provided to Compliance using the Gifts and Hospitality Approval Form, which is available via the intranet. The form must be completed fully as the details are included in the Gifts and Hospitality Log which is maintained by Compliance.

Accepting gifts

The only gift (other than hospitality – see below) that may be accepted by an Access Person is a gift of nominal value (i.e. a gift whose reasonably estimated value is not more than GBP/USD/SGD50 or promotional items (e.g. pens, t-shirts, umbrellas and other logo items). Under no circumstances may an Access Person accept a gift of cash or cash equivalent items (ie. giftcards, vouchers, etc. in physical or electronic form).

Acceptance of a gift that is directed at the Firm should be cleared with a Director of the Firm or Compliance. If approved, these gifts will be treated as the property of the Firm.

If an Access Person receives a gift that is prohibited under this Code it must be declined or returned in order to protect the reputation and integrity of the Firm and its Access Persons. Where it may be deemed inappropriate to decline a gift, for whatever reason, an Access Person should seek advice from a Director or Compliance.

As mentioned previously, all gifts must be reported on the Gifts and Hospitality Approval Form. It is expected that individuals use discretion with regard to excessive gifts and seek approval from department heads prior to acceptance.

Providing or accepting travel and/or entertainment

The Firm recognizes that occasional participation in entertainment opportunities provided by or to clients, brokers, vendors or other such organizations can be beneficial to relationship building. Examples of such opportunities include: lunches/dinners, cocktail events, golf or other sporting events.

Occasional participation by an Access Person in such entertainment for legitimate business purposes is therefore permitted provided that:

The content of this Policy is proprietary and confidential and should not be reproduced or distributed without the prior written consent of the Firm. Nothing herein shall restrict the ability of an employee to contact a regulator or other authority in accordance with the Firm's Whistleblowing Policy.

City of London Investment Management Company Limited Code of Ethics As of 1 April 2024

•	A representative from the hosting organization attends the event with the Access Person;
•	The primary purpose of the event is to discuss business or build a business relationship;
•	The Access Person demonstrates the appropriate standard of personal conduct; and
•	Participation complies with the requirements regarding entertainment tickets, lodging, and travel arrangements (see relevant sections below).

Entertainment opportunities must be reported on the Gifts and Hospitality Approval Form (PDF or Work Flow) except as noted below. It is expected that individuals use discretion with regard to excessive (value and frequency) entertainment opportunities and seek approval (where relevant) prior to acceptance.

GIFTS & HOSPITALITY AUTHORIZATION THRESHOLDS (GBP/USD/SGD) ALL ACCESS PERSONS
Less than or equal to 100	Notification to Compliance[2]
Greater than 100 – 150	Line Manager pre-approval Notification to Compliance
Greater than 150 – 250	Line Manager pre-approval Compliance pre-approval
Greater than 250	Line Manager pre-approval Compliance pre-approval Director pre-approval

Tickets for an Entertainment Event

Access Persons may provide/accept tickets to an entertainment event if the host will attend the event, and the face value of the ticket fee is 250 or less, not including the value of food that may be provided before, during, or after the event.

Unless prior approval is obtained from their Line Manager and Compliance, Access Persons may not participate in an entertainment event if any of the following circumstances exist: 1) ticket has a face value above 250; 2) the host is unable to attend the event; 3) the event is unusual or high profile (e.g., a major sporting event).

2 This notification to Compliance can be made via email to compliance@citlon.co.uk as long as such email is sent promptly with the same information requested on the Gifts and Hospitality Approval Form.

The content of this Policy is proprietary and confidential and should not be reproduced or distributed without the prior written consent of the Firm. Nothing herein shall restrict the ability of an employee to contact a regulator or other authority in accordance with the Firm's Whistleblowing Policy.

City of London Investment Management Company Limited Code of Ethics As of 1 April 2024

Lodging

It is prohibited for any Access Person to accept a gift of lodging in connection with any hospitality opportunity. An Access Person must pay for his/her own lodging expense in relation to any such event unless a Director has agreed that the Firm will pay.

Car, limousine or other related services

An Access Person must exercise his/her own reasonable judgment with respect to accepting rides in limousines, cars, taxis or other related services. Other than in exceptional circumstances (e.g. relating to personal safety concerns) Access Persons are discouraged from accepting limousine or car services paid for by a host when the host is not present.

Travel

As with lodging (above) it is prohibited for an Access Person to accept a gift of travel in connection with any hospitality opportunity. An Access Person must pay for his/her own travel expense in relation to any such event. The use of private aircraft or charter flights arranged for by the host for hospitality related travel is strictly prohibited.

All lodging and/or travel costs with regards to corporate hospitality must be borne by the Access Person accepting the benefit in kind. If you are not prepared to pay for the lodging and/or travel costs associated with the corporate hospitality, you should decline the invitation.

Solicitation of gifts, contributions or sponsorships

An Access Person may not solicit gifts, entertainment tickets, gratuities, or sponsorships from clients, brokers, vendors, or companies in which the Firm invests or conducts research into. This prohibition does not apply to personal gifts or offers of Access Person owned tickets between Access Persons.

Giving gifts

In certain circumstances it may be acceptable for the Firm or its Access Persons to extend gifts to clients or others who do business with the Firm. Gifts of cash or cash equivalent items are prohibited. All gifts must be pre-cleared by a Line Manager, Compliance or a Director of the Firm according to the Authorization Thresholds table above.

Regulations relating to the investment management of U.S. state or municipal pension funds often severely restrict or prohibit the offer of gifts or hospitality of any value to government officials (elected officials and Access Persons of elected offices) who have involvement or influence over the selection of an investment manager.

The content of this Policy is proprietary and confidential and should not be reproduced or distributed without the prior written consent of the Firm. Nothing herein shall restrict the ability of an employee to contact a regulator or other authority in accordance with the Firm's Whistleblowing Policy.

City of London Investment Management Company Limited Code of Ethics As of 1 April 2024

It is the Firm’s policy not to provide gifts to officials of U.S. state or municipal pension plans.

Giving entertainment opportunities

Access Persons are not permitted to source tickets to hospitality events (for clients or others who do business with the Firm) from any other Access Person, brokers, vendors or other organizations with whom the Firm transacts business. This prohibition does not apply to personal gifts or offers of Access Person owned tickets between Access Persons.

15. Political Contributions & Charitable Gifts

The Firm does not make financial contributions to political candidates or parties, nor does the Firm make financial contributions to charitable causes with any connection to our clients or prospective clients; we believe that by avoiding any potential perception of conflicts of interest from arising puts all parties in the best possible position when conducting investment business. Investment business is the prime focus of the Firm and our objective is to deliver the best possible investment performance for our clients and investors, without distraction, and to be accountable to our clients and investors on that basis.

All Contributions by an Access Person, or their spouse/domestic partner, joint account holder, including but not limited to in-kind contributions, or Access Persons who wish to provide their services on a voluntary basis to a political campaign, party or Political Action Committee (“PAC”) must be pre-cleared by Compliance by completing a Political Contribution Form (the “Form”) and submitting the Form to Compliance.

Pre-approval of all Political Contributions is required to prevent the Firm from obtaining business from government entities in return for political contributions and fund-raising activities. The SEC adopted Rule 206(4)-5 under the Investment Advisers Act of 1940 which imposes a two-year ban on the Firm’s ability to receive compensation from a client if any of its Access Persons makes certain political contributions to an official of a state or local government entity client over a de minimis amount from the date of the contribution.

Subject to Compliance pre-approval, an Access Person is permitted to make contributions to an official of a state or local government entity, or candidate for such office, up to a de minimis amount of USD350 per election in which the Access Person is entitled to vote3 and up to USD150 per election in which the Access Person is not entitled to vote. Primary and general elections are considered separate elections for calculating the contribution limit.

3 An Access Person is entitled to vote if their principal residence is in the locality in which the official seeks election.

The content of this Policy is proprietary and confidential and should not be reproduced or distributed without the prior written consent of the Firm. Nothing herein shall restrict the ability of an employee to contact a regulator or other authority in accordance with the Firm's Whistleblowing Policy.

City of London Investment Management Company Limited Code of Ethics As of 1 April 2024

Access Persons must also keep the following in mind:

1.	To the extent an Access Person were to incur expenses from personal resources (e.g., hosting a reception) or utilize the Firm’s resources (such as facilities, office space, funds, or personnel) in connection with such volunteer services, it could be considered an in-kind contribution either by the individual or the Firm, requiring pre-approval or subject to a compensation ban as described above.
2.	Access Persons who solicit or coordinate contributions (such as serving on a candidate’s campaign finance committee) must obtain pre-approval as described herein this Code.
3.	No Access Person may undertake any political activity (i) using the Firm’s name, (ii) during working hours, (iii) on any of the Firm’s premises and/or (iv) utilize any Firm equipment, property, funds or personnel without obtaining pre-approval from Compliance and a Director.

16. Outside Business Interests	The Firm generally discourages outside business interests (“OBIs”) by Access Persons as they can raise potential conflicts of interest with the Firm or its clients.

All OBIs (e.g. receipt of compensation from any other entity; serving as an officer, director, partner, etc. in any other entity; positions with access to funds (i.e. treasurer, checkwriting, fundraising); positions in the public view), or membership in investment organizations (e.g. an investment club; or ownership interest in any non-publicly traded company or other private investments) must be Pre-Approved by both a Director and Compliance.

Each written request must be submitted on the OBI Approval Form and pre-approved by a Director and Compliance before an Access Person may commence participation in the activity. Please discuss any such affiliations initially with your Line Manager then with a Director and Compliance to assess for any potential conflicts of interest.

Access Persons who engage in OBIs are not acting in their capacity as Access Persons of the Firm, and may not use the Firm’s name. You may be required to add appropriate disclosures for any activities at the Firm’s discretion.

Access Persons may not seek additional employment outside of the Firm without prior approval from their Line Manager, a Director and Compliance.

All new Access Persons are required to disclose all OBIs to your Line Manager and Compliance upon commencement of employment responsibilities.

The content of this Policy is proprietary and confidential and should not be reproduced or distributed without the prior written consent of the Firm. Nothing herein shall restrict the ability of an employee to contact a regulator or other authority in accordance with the Firm's Whistleblowing Policy.

City of London Investment Management Company Limited Code of Ethics As of 1 April 2024

Participation in an OBI requires prompt notification to your Line Manager or a Director and Compliance at any time an approved OBI undergoes a material change, such as:

•	Increased/decreased time commitment required by the activity;
•	Greater percentage of total income derived from the activity;
•	Change in ownership interest; or
•	Change in the status or title regarding the activity (including termination).

17. Authorized Signatories	Only Directors of the Firm or those individuals listed in any Firm Authorized Signatory List are able to execute documents on behalf of the Firm. The Directors can execute any document on behalf of the Firm, however, only those listed in the Firm’s Authorized Signatory Lists can sign documents in accordance with the signing authority detailed within the relevant Authorized Signatory List.

All current Firm Authorized Signatory Lists are made available to all staff via the intranet and all those individuals who have been granted authority to execute documents on behalf of the Firm should familiarise themselves with their levels of signing authority and if in doubt, refer to the Authorized Signatory Lists, their Line Manager or Compliance.

Any changes to the Firm’s Authorized Signatory Lists will be presented to the Directors for consideration and if agreed, approval.

18. Signatures	Multiple methods to authorize internal control documents are currently active in our operating environment, including: Lazy Approvals, Watermarks, Adobe Sign, and others.

For external documents (e.g. contracts, letters), these can only be signed by a CLIM director using wet ink or DocuSign unless otherwise denoted via the Firm’s Authorized Signatory Lists.

For further detail on acceptable methods of signing documents, and who is eligible to sign documents, please reference the Firm’s Signature Policy.

19. Recordkeeping	The Firm will maintain the following records in a readily accessible place pertaining to this Code:

•	A copy of each Code that has been in effect at any time during the past five years;
•	A record of any violation of the Code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred;
•	A record of all written acknowledgements of receipt of the Code and amendments for each person who is currently, or within the past five years was, an Access

The content of this Policy is proprietary and confidential and should not be reproduced or distributed without the prior written consent of the Firm. Nothing herein shall restrict the ability of an employee to contact a regulator or other authority in accordance with the Firm's Whistleblowing Policy.

City of London Investment Management Company Limited Code of Ethics As of 1 April 2024

Person (these records must be kept for five years after the individual ceases to be an Access Person of the Firm);
•	Holdings and transactions reports made pursuant to the Code;
•	A list of the names of persons who are currently, or within the past five years were, Access Persons;
•	A record of persons responsible for reviewing Access Persons’ reports currently or during the last five years; and
•	A copy of reports provided to the Board of Directors/trustees of any US registered investment company for which CLIM acts as adviser or sub-adviser regarding the Code.

20. Sanctions	Any violations of the Code, including any reports submitted after the deadline, will require a Breach & Error Reporting Form to be completed by the individual and will be recorded on the Firm’s Breach and Error log and included in the quarterly information presented to the Firm’s Board and the Risk and Compliance Committee (“RCC”).

In addition, violations of the Code may result in disciplinary action that Compliance (or other Firm Access Person responsible for its administration) deems appropriate, including, but not limited to, a verbal warning, written warning, additional training, fines, disgorgement, suspension, demotion, or termination of employment. In addition to sanctions, violations may result in referral to civil or criminal authorities where appropriate and reported to any Firm regulators as required.

21. Detection and Reporting of Code Violations	Compliance will:

•	Review and compare the Quarterly Code of Ethics Reports and duplicate statements/confirms submitted by Access Persons and Preclearance forms. The review will be performed on a quarterly basis. If Compliance determines that a violation occurred, it will discuss the violation with the Access Person and give the Access Person an opportunity to supply explanatory material;
•	At each meeting of the RCC, Compliance will provide a report showing all Personal Transactions in Covered Securities since the previous report;
•	Present to the RCC, following receipt and review of Access Person Quarterly Code of Ethics Reports, any violations of the Code of Ethics and proposed sanctions;
•	Prepare an Annual Report to the Board of Trustees or Directors of any US registered investment company managed by the Firm that: (1) describes the issues that arose during the year under this Code, including, but not limited to, material violations of and sanctions under the Code, and (2) certifies that the Firm has adopted procedures reasonably necessary to prevent its Access Persons from violating this Code; and

The content of this Policy is proprietary and confidential and should not be reproduced or distributed without the prior written consent of the Firm. Nothing herein shall restrict the ability of an employee to contact a regulator or other authority in accordance with the Firm's Whistleblowing Policy.

City of London Investment Management Company Limited Code of Ethics As of 1 April 2024

•	As necessary, prepare a written report to the Firm’s Board outlining any violations of the Code together with recommendations for the appropriate penalties.

In addition, Compliance will respond to regular and ad hoc client and consultant requests for information on material changes to and material violations of the Code.

The Firm requires Access Persons to promptly report “apparent” or “suspected” violations of the Code in addition to actual or known violations of the Code to Compliance. An Access Person who in good faith reports illegal or unethical behavior will not be subject to reprisal or retaliation for making the report. Retaliation is a serious violation of the Code and any concern about retaliation should be reported immediately. Any person found to have retaliated against an Access Person for reporting violations will be subject to appropriate disciplinary action. Please also refer to the Firm’s current Whistleblowing Policy on the intranet.

22. Policy Owner	The policy owner for this Code is the Head of Compliance.

23. Version Control Table	Version	Date	Author	Section	Detail
	V18	1-Apr-24	Compliance	Signatures	Modified to reference the Firm’s new Signature Policy
	V17	1-Oct-22	Compliance	Scope, Use of Wet and Electronic Signatures	Added CFA disclaimer; revised language regarding use of DocuSign.
	V16	19-Aug-22	Compliance	Gifts & Hospitality	Cash equivalent examples added.
	V15	1-Apr-22	Compliance	Gifts & Hospitality	Adjusted all currency thresholds for notification/ approval by +50. Removed reference to the Dubai office.
	V14	1-Mar-22	Compliance	PA Dealing	Clarified that transacting in ETFs does not require pre-clearance but such transactions are reportable. Removal of references to DFSA regulation, general tidy up.

The content of this Policy is proprietary and confidential and should not be reproduced or distributed without the prior written consent of the Firm. Nothing herein shall restrict the ability of an employee to contact a regulator or other authority in accordance with the Firm's Whistleblowing Policy.

City of London Investment Management Company Limited Code of Ethics As of 1 April 2024

Version	Date	Author	Section	Detail
V13	May-21	Compliance	All	General tidy up and added prohibition on personal transactions in holding companies.
V12	Oct-20	Compliance	All	Removal of references to CLIG, as appropriate.
V11	Aug-20	Compliance	PA Dealing & Political Contributions	Deletion of ETFs from Covered Securities definition, inclusion of de minimis amounts for Political Contributions, adjustments to use of Wet/Electronic signatures.
V10	Mar-20	Compliance	OBIs	Clarified OBI definition and pre-approval process.
V9	Jan-20	C. Reagan	PA Dealing	Clarified PA Dealing as Personal Securities Account Dealing.
V8	Jul-19	C. Reagan	Definitions	Added clarity to access person definition.
V7	14-Feb-19	Compliance	PA Dealing	Addition of real estate investment trusts to definition of prohibited security
V6	Jun-18	Compliance	All	Created a section for Definitions as Section 5 and moved others down as necessary. Replaced references to employee with Access Person since this became a defined term in Section 5 and could be used throughout. Other non-material formatting changes were made.
V5	Feb-18	Compliance	All	Added clarification that for amounts under 50, Gift & Hospitality notifications can be made via email. Other non-material changes.

The content of this Policy is proprietary and confidential and should not be reproduced or distributed without the prior written consent of the Firm. Nothing herein shall restrict the ability of an employee to contact a regulator or other authority in accordance with the Firm's Whistleblowing Policy.

City of London Investment Management Company Limited Code of Ethics As of 1 April 2024

Version	Date	Author	Section	Detail
V4	Oct-17	Compliance	12	PA Dealing: Added exclusion of ETFs greater than $100 million market capitalization from the definition of Covered Security, thereby allowing purchase and sales without pre-approval.
Changed the short-term trading period from 6 months to 30 days.
Approved by RCC on 12 October 2017
V3	Mar-17	Compliance	All	Put into the new policy format. Approved by RCC on 3 March 2017.

The content of this Policy is proprietary and confidential and should not be reproduced or distributed without the prior written consent of the Firm. Nothing herein shall restrict the ability of an employee to contact a regulator or other authority in accordance with the Firm's Whistleblowing Policy.